Exhibit 10.16

DOWNEY SAVINGS AND LOAN ASSOCIATION, F.A.
CHANGE IN CONTROL AGREEMENT

     THIS CHANGE IN CONTROL AGREEMENT (the "Agreement") is made and entered into as of February 28, 2007, by and between Downey Savings and Loan Association, F.A. (the "Association") and _______________________________ ("Employee").

     WHEREAS, the Board of Directors of Downey Financial Corp. ("Parent"), which is the parent corporation of the Association, has determined that, in the event of a possible, threatened or pending sale or other change in control of the Association or Parent, it is imperative that the Association, Parent and the Board be able to rely upon Employee to continue in Employee’s position, and that the Association, Parent and the Board be able to receive and rely upon Employee’s services without concern that Employee might be distracted by the personal uncertainties and risks created by any such possible transactions; and

     WHEREAS, the Association’s Board of Directors has determined that Employee should be provided severance benefits in the event Employee’s employment is terminated in connection with a Change in Control, so that Employee will not be distracted by personal uncertainties and risks concerning Employee’s employment with the Association; and

     WHEREAS, the Board and the Association’s Board of Directors have authorized the Association to enter into an agreement with Employee providing severance benefits in connection with a Change in Control as set forth herein;

     NOW, THEREFORE, to assure the Association that it will have the continued dedication and services of Employee and to induce Employee to remain in the employ of the Association, and for other good and valuable consideration, the Association and Employee agree as follows:

     1.     Definitions.

          (a)     "Annual Compensation" means Employee’s annual base salary in effect immediately before the time of the Change in Control or the time of the termination of Employee’s employment, whichever is greater, plus the Target Bonus.

          (b)     "Board" means the Board of Directors of Downey Financial Corp.

          (c)     "Cause" means the occurrence of any one or more of the following:

                    (i)          The Employee’s willful violation of any applicable state or federal banking or securities law;

                    (ii)          The Employee’s willful violation of the rules or regulations of the Office of Thrift Supervision ("OTS"), the Federal Deposit Insurance Corporation ("FDIC"), or any other regulatory agency or governmental authority having jurisdiction over the Association;

                    (iii)          The Employee’s willful violation of the rules, policies or resolutions of the Association;

                    (iv)          The Employee’s conviction of a crime involving moral turpitude;

                    (v)          The Employee’s incompetence, intentional failure to perform stated duties, material breach of Employee’s obligations under this Agreement, breach of fiduciary duty involving personal profit, fraudulent conduct or dishonest conduct.

          (d)     "Change in Control" means the first to occur of any of the following events:

                    (i)          Any "person" or "group" (as defined in or pursuant to Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the capital stock of the Association or of Parent entitled to vote in the election of directors, other than (A) a trustee or other fiduciary holding securities under an employee benefit plan maintained for the benefit of employees of Parent or the Association, (B) Parent or any successor to Parent by means of a transaction that is not a Change in Control pursuant to clause (iii) of this Subsection 1(d), or (C) a group of two or more persons not (1) acting in concert for the purpose of acquiring, holding or disposing of such stock or (2) otherwise required to file any form or report with any governmental agency or regulatory authority having jurisdiction over the Association or Parent which requires the reporting of any change in control. The acquisition of additional stock by any person who immediately prior to such acquisition already is the beneficial owner of more than fifty percent (50%) of the capital stock of the Association or of Parent entitled to vote in the election of directors is not a Change in Control.

                    (ii)          During any period of not more than twelve (12) consecutive months during which Parent continues in existence, not including any period prior to the effective date of this Agreement, Continuing Directors cease for any reason to constitute at least a majority of the Board.

                    (iii)          The effective date of any consolidation or merger of the Association or Parent (after all requisite shareholder, applicable regulatory and other approvals and consents have been obtained), other than (A) a consolidation or merger of the Association or Parent in which the holders of the voting capital stock of the Association or Parent (whichever entity is participating in the consolidation or merger) immediately prior to the consolidation or merger hold at least fifty percent (50%) of the voting capital stock of the surviving entity immediately after the consolidation or merger or (B) a consolidation or merger of the Association or Parent with one or more other persons that are related to the Association or Parent immediately prior to the consolidation or merger. For purposes of this provision, persons are "related" if one of them owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of the other or a third person owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of each of them.

                    (iv)          The sale or transfer of all or substantially all of the Association’s assets or of Parent’s assets, respectively, to one or more persons that are not related (as defined in clause (iii) of this Subsection 1(d)) to the Association or Parent immediately prior to the sale or transfer.

                    (v)          The occurrence of an event which would result in a change in control of the Association within the meaning of the Home Owners’ Loan Act of 1933, as amended, and the Rules and Regulations promulgated by the OTS, as in effect on the date hereof (provided that in applying the definition of change in control as set forth in the Rules and Regulations of the OTS, the Board shall substitute its judgment for that of the OTS).

          (e)     "Code" means the Internal Revenue Code of 1986, as amended.

          (f)     "Continuing Director" means (i) each Director in office on the effective date of this Agreement, and (ii) any successor to any such Director whose nomination or selection to the Board was recommended or approved by a majority of the Directors in office at the time of the Director’s nomination or selection.

          (g)     "Director" means a member of the Board.

          (h)     "Good Reason" means the occurrence of any of the following without Employee’s consent: (i) a material change in Employee’s status, position, authority, function or responsibilities, or the assignment to Employee of any duties or responsibilities that are inconsistent with Employee’s status, position, authority, function or responsibilities; (ii) a reduction in Employee’s base salary or target bonus compensation; (iii) the failure of any successor-in-interest to assume all of the obligations of the Association under this Agreement; (iv) material breach of this Agreement by the Association or material breach by the Association of any other material agreement between the Association and Employee which breach continues after written notice from Employee and a reasonable opportunity by the Association to cure any such breach; or (v) a relocation of Employee’s principal place of employment to a new work site requiring an increase in one-way commute from Employee’s residence of more than thirty-five (35) miles.

          (i)     "Target Bonus" means the Target Bonus Percentage multiplied by Employee’s annual base salary in effect immediately before the time of the Change in Control or the time of the termination of Employee’s employment, whichever is greater.

          (j)     "Target Bonus Percentage" means the target percentage, if any, in effect immediately before the time of the Change in Control or the time of the termination of Employee’s employment, whichever percentage is greater, that would apply to Employee’s annual base salary if all individual and corporate performance goals were met at target levels for purposes of determining Employee’s annual bonus under the Association’s Annual Incentive Plan or Management Incentive Plan, whichever is applicable to Employee.

          (k)     "Welfare Benefits" means and includes, without limitation, all life, dental, health, accident and disability benefit plans, other similar welfare plans, and any equivalent successor policy, plan, program or arrangement that may now exist or be adopted hereafter by the Association or Parent.

     2.     Term of Agreement. Subject to the provisions of Section 9 below, this Agreement shall continue in effect for a period of three (3) years following the date of this Agreement, unless earlier terminated or extended by agreement of the parties hereto. In the event that a Change in Control occurs during the term of this Agreement, this Agreement shall continue in effect indefinitely until all obligations hereunder have been satisfied. The provisions of Sections 10 and 11 of this Agreement shall survive the expiration of the term or earlier termination of this Agreement.

     3.     Severance Benefits.

          (a) In the event that a Change in Control occurs and within twenty-four (24) months after the Change in Control, either (i) Employee’s employment is terminated by the Association or Parent without Cause or (ii) Employee voluntarily terminates employment with the Association while Good Reason exists, and, in either case, Employee executes a Separation Agreement and Release in the form attached hereto as Exhibit A, the Association (or its successor) shall pay Employee, within ten (10) business days after Employee executes and returns the Separation Agreement and Release, a lump sum amount equal to the following:

          Three (3) multiplied by the Employee’s Annual Compensation.

A change in Employee’s employer from the Association to Parent or to any successor in interest to the Association or Parent alone shall not be considered a termination of Employee’s employment for purposes of this Agreement.

          (b) Notwithstanding anything to the contrary in this Agreement, solely to the extent that such delay is required in order to avoid the imposition of an excise tax under Section 409A of the Code, if Employee is a "specified employee" for purposes of Section 409A(a)(2)(B) of the Code, any payments to be made pursuant to the Agreement that are considered to be non-qualified deferred compensation distributable in connection with separation from service for purposes of Section 409A of the Code, and which otherwise would have been payable at any time during the six-month period immediately following such separation from service, shall not be paid prior to, and shall instead be payable in a lump sum within ten (10) business days following, the expiration of such six-month period.

          (c) Notwithstanding anything to the contrary in this Agreement, within thirty (30) days prior to or twelve (12) months following a Change in Control event set forth in clause (i), (ii), (iii) or (iv) of Subsection 1(d) above, the Association unilaterally may terminate its severance benefit obligations under this Section 3 and Section 6 below by notifying Employee of such termination and paying Employee the amounts provided in Section 3 and Section 6, within ten (10) business days after Employee executes and returns the Separation Agreement and Release, without regard to whether Employee’s employment with the Association has terminated. Such payment shall in no event be made later than twelve (12) months following the Association’s termination of such obligations, and the Association shall have no obligation to make such payment if Employee fails to execute and return the Separation Agreement and Release at least ten (10) business days prior to the end of such twelve (12) month period. The Association may exercise this right to terminate only if the Association terminates all arrangements that are substantially similar to those set forth in Sections 3 and 6 that the Association has at that time with other employees. The Association may exercise this right to terminate only in a manner and to the extent that it will not subject Employee to an excise tax under Section 409A of the Code.

     4.     Current Year Target Bonus. In the event that Employee’s employment with the Association terminates under circumstances qualifying Employee for a severance payment under Section 3 above (including the signing of a Separation Agreement and Release), the Association shall pay the Employee, within ten (10) business days after Employee executes and returns the Separation Agreement and Release, an additional lump sum amount equal to a prorata portion of the Target Bonus. The prorata portion shall be based on the number of days that Employee is employed by the Association in the calendar year in which Employee’s employment terminates relative to the total number of days in such calendar year.

     5.     Welfare Benefits.

          (a) For a period of Thirty Six (36) months following the termination of Employee’s employment with the Association under circumstances qualifying Employee for a severance payment under Section 3 above (including the signing of a Separation Agreement and Release), the Association shall provide to Employee (and Employee’s spouse and other qualified dependents) all Welfare Benefits at the Association’s expense that the Association provided to Employee at the Association’s expense (and Employee’s spouse and qualified dependents) immediately prior to the termination of Employee’s employment. Notwithstanding the foregoing, with respect to any Welfare Benefits provided through an insurance policy, the Association’s obligation to provide such Welfare Benefits shall be limited by the terms of such policy; provided, however, that (i) the Association shall make reasonable efforts to amend such policy to provide the continued coverage described in this Subsection 5(a), and (ii) if such policy is not amended to provide the continued benefits described in this Subsection 5(a), the Association shall pay Employee’s cost of comparable replacement coverage.

          (b) If prior to the termination of Employee’s employment, Employee was required to contribute towards the cost of a Welfare Benefit as a condition of receiving such Welfare Benefit, Employee may be required to continue contributing towards the cost of such Welfare Benefit under the same terms and conditions as applied to Employee while employed in order to receive such Welfare Benefit.

     6.     Excise Tax.

          (a) If apart from the provisions of this Section 6 all or any portion of the amounts payable to Employee under this Agreement, either alone or together with other payments Employee receives from the Association (or a successor), would constitute "excess parachute payments" within the meaning of Section 280G of the Code that would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the amounts payable hereunder shall be reduced if and to the extent set forth in this Section 6. The payments hereunder shall be reduced by the minimum amount necessary to eliminate application of the Excise Tax (the "Reduction Amount") if and only if Employee’s net after-tax economic benefit under this Agreement after such reduction exceeds what Employee’s net after-tax economic benefit under this Agreement would be without such reduction. In each case Employee’s net after-tax economic benefit shall be determined as the amount of the cash payments to be made to Employee under this Agreement reduced by Employee’s state and federal income tax, Excise Tax, FICA tax and other tax liabilities attributable to all payments to be made to Employee under this Agreement and under any other agreements and arrangements providing payments to Employee from the Association (or a successor) that would constitute "parachute payments" within the meaning of Section 280G of the Code.

          (b) The determination of the amount of the Excise Tax, the Reduction Amount, Employee’s net after-tax economic benefit and the assumptions to be utilized in arriving at such determinations, shall be made, at the Association’s expense, by an independent accounting firm (the "Accounting Firm") retained by the Association and identified to Employee prior to any Change in Control. If no other Accounting Firm is identified to Employee prior to a Change in Control, the Accounting Firm shall be KPMG LLP. The Accounting Firm shall provide detailed supporting calculations both to the Association and the Employee at such time or times as may be requested by the Association and, if requested by Employee, within fifteen (15) business days following the Accounting Firm’s receipt of notice from the Employee. Such calculations shall be made from information available to the Accounting Firm, which information may be supplemented by the Association and/or Employee after reviewing the Accounting Firm’s initial calculations. Any final determination by the Accounting Firm shall be binding upon the Association and Employee absent clear error. The Association shall provide the Accounting Firm the Employee’s payroll records for the current year and prior five years and shall cause the Accounting Firm to make and complete the determinations and supporting calculations required hereunder in sufficient time to effect any reduction in payment as set forth herein.

     7.     Other Employee Benefits. The benefits provided to Employee hereunder shall not be affected by or reduced because of any other benefits (including, but not limited to, salary, bonus, pension, stock option or stock purchase plan) to which Employee may be entitled by reason of Employee’s employment with the Association or the termination of Employee’s employment with the Association, and no other such benefit by reason of such employment shall be so affected or reduced because of the benefits bestowed by this Agreement. Notwithstanding the foregoing, if Employee qualifies for severance pay under Section 3 of this Agreement, such severance pay will be in lieu of, and not in addition to, any severance or other termination payments to which Employee may be entitled under any plan or arrangement of the Association.

     8.     Withholding. All amounts payable by the Association hereunder shall be subject to all federal, state, local and other withholdings and employment taxes as required by applicable law.

     9.     Regulatory Restrictions. Notwithstanding anything in this Agreement to the contrary, the restrictions set forth below shall apply:

          (a) Any payments and other benefits provided to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder, including, without limitation, FDIC Regulation 12 CFR Part 359, Golden Parachute and Indemnification Payments.

          (b) If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Association’s affairs by a notice served under Section 8 (e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818 (e)(3) and (g)(1)), the Association’s obligations under this Agreement shall be suspended as of the date of service of the notice unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Association shall pay Employee any amounts withheld while its contract obligations were suspended and shall reinstate any of its obligations hereunder that were suspended.

          (c) If Employee is removed and/or permanently prohibited from participating in the conduct of the Association’s affairs by an order issued under Section 8 (e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818 (e)(4) or (g)(1)), all obligations of the Association under this Agreement shall terminate as of the effective date of the order, except to the extent that Employee’s rights hereunder vested prior to such date.

          (d) If the Association is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this Subsection 9(d) shall not affect any vested rights of Employee.

          (e) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Association (i) by the Director of the FDIC or his or her designee, at the time the FDIC or Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, or (ii) by the Director of the FDIC or his or her designee, at the time the Director of the FDIC or his or her designee approves a supervisory merger to resolve problems related to operation of the Association or when the Association is determined by the Director of the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     10.    Confidentiality. Employee agrees that information not generally known to the public to which Employee has been or will be exposed as a result of Employee’s employment by the Association is confidential information that belongs to the Association. This includes information developed by Employee, alone or with others, or entrusted to the Association by its customers or others.  The Association’s confidential information includes, without limitation, information relating to the Association’s customers, clients and employees.  Employee will hold the Association’s confidential information in strict confidence and will not disclose or use it except (i) as authorized by the Association, (ii) in the ordinary course of Employee’s employment, (iii) when disclosure is required by law or by any court, arbitrator, or administrative or legislative body (including any committee thereof) with apparent jurisdiction to require such disclosure, (iv) with respect to any litigation involving this Agreement or Employee’s employment with the Association, provided that such confidential information not become part of any public record and will be used only in a way that will preserve its confidentiality, and (v) if such information becomes generally known to the public other than due to Employee’s violation of this Section 10.

     11.    Possession of Materials. Employee agrees that upon conclusion of employment or request by the Association, Employee shall turn over to the Association all documents, files, office supplies and any other material or work product in Employee’s possession or control that were created pursuant to or derived from Employee’s services for the Association.

     12.    Entire Agreement; Effect of Prior Agreements. This is the complete agreement of the parties on the subject set forth herein. This Agreement supersedes any prior oral or written agreement or understanding on such subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability, or meaning of this Agreement, except as specifically set forth in this Agreement.

     13.    Time is of the Essence. Time is of the essence hereunder wherever time is a factor.

     14.    Attorneys’ Fees. In the event that any legal proceeding is commenced to interpret or enforce this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party the prevailing party’s reasonable attorneys’ fees, costs and expenses relating to such proceeding.

     15.    Amendment. This Agreement may not be amended without the prior written consent of both Employee and the Association.

     16.    No Right to Continued Employment. This Agreement does not constitute a contract of employment, does not change the status of Employee’s employment on an at-will basis or otherwise and does not change the Association’s policies regarding termination of employment. Nothing in this Agreement shall be deemed to give Employee the right to be retained in the service of the Association or to deny the Association any right it may have to discharge or demote Employee at any time; provided, however, that Employee shall not be denied the benefits of this Agreement by any action taken by the Association in contemplation of a Change in Control. No provision of this Agreement shall in any way limit, restrict or prohibit Employee’s right to terminate employment with the Association.

     17.    Severability. If a court or other body of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, that provision will be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, or, if it is not possible to so adjust such provision, this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. The invalidity and unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, and all other provisions of the Agreement shall be valid and enforceable to the fullest extent possible.

     18.    Successors.

          (a) The Association will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Association to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Association would be required to perform it if no such succession had taken place.

          (b) This Agreement shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     19.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent preempted by federal law including without limitation the federal laws applicable to federally chartered savings associations, without regard or reference to the rules of conflicts of law that would require the application of the laws of any other jurisdiction. Any action to interpret or enforce this Agreement, or to resolve any dispute that may arise out of or relate to this Agreement, shall be brought solely in the Superior Court of California in and for Orange County.

     20.    No Duty to Mitigate. Employee is under no contractual or legal obligation to mitigate damages in order to receive the severance benefits provided under this Agreement.

     21.    Notices. All notices and other communications under this Agreement shall be in writing and mailed, telecopied, or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party, at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to Employee, to:
_________________________________ Address: _________________________________ Telephone: _________________________________
If to the Association, to:
Downey Savings and Loan Association, F.A. Address: 3501 Jamboree Road Newport Beach, CA 92660 Attention: General Counsel Telephone: (949) 725-4790 Facsimile: (949) 725-0619

             All such notices and communications shall, when mailed, telecopied, or delivered, be effective three days after deposit in the United States mail, telecopied with confirmation of receipt, or delivered by hand to the addressee or one day after delivery to the courier service.

     22.     Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

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     23.     Consultation With Counsel. Employee acknowledges that he or she has had a full and complete opportunity to consult with counsel and other advisors of Employee’s own choosing concerning the terms, enforceability and implications of this Agreement, and that neither the Association nor Parent has made any representations or warranties to Employee concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, effective as of the date set forth in the first paragraph hereof.

DOWNEY SAVINGS AND LOAN                              EMPLOYEE
ASSOCIATION, F.A.

By _________________________________          _________________________________

Name:______________________________          [Insert Name]

Its: _________________________________